Exhibit 3.13

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

Pursuant to and in accordance with the requirements of Indiana Code § 23-16-3-11, the Certificate of Limited Partnership of Calumet Lubricants Co. Limited Partnership, originally filed October 24, 1990, is hereby amended and restated as follows, reflecting among other things a change in general partner.

1.	The name of the limited partnership is:

Calumet Lubricants Co., Limited Partnership (the “Partnership”)

2.	The address of the office at which the records required by Indiana Code § 23-16-2-3(a) are to be kept is:

5400 West 86th Street

Indianapolis, Indiana 46268

3.	The name and Indiana business address of the Partnership’s registered agent for service of process is:

Thomas L. Mattix

5400 West 86th Street

Indianapolis, Indiana 46268

4.	The name and business address of the general partner is:

Calumet LP GP, LLC

2780 Waterfront Parkway, East Drive

Suite 200

Indianapolis, Indiana 46214

5.	This certificate is effective on the filing date.

6.	The latest date upon which the Partnership is to dissolve is January 1, 2099.

This Amended and Restated Certificate of Limited Partnership has been duly executed by the general partner, this 31st day of January, 2006.

CALUMET LP GP, LLC A Delaware limited liability company, as General Partner

By	Calumet Operating, LLC, Its Sole Member

By:	/s/ R. Patrick Murray, II
R. Patrick Murray, II, Vice President and Chief Financial Officer of Calumet GP, LLC, the General Partner of Calumet Specialty Products Partners, L.P., the sole member

This instrument was prepared by John W. Boyd, Esq., Barnes & Thornburg LLP, 11 S. Meridian St., Indianapolis, Indiana 46204.